EXHIBIT 99.1
                                                                    ------------

                      NORTH AMERICAN GALVANIZING & COATINGS
                         ANNOUNCES THIRD QUARTER RESULTS

           TULSA, OKLAHOMA, November 5, 2003 - North American Galvanizing & Coatings (AMEX-NGA) announced today sales of $8,516,000 for the third quarter of 2003 compared to sales of $9,915,000 for the third quarter of 2002. For the third quarter of 2003, the Company reported net income of $90,000, or $.01 per share, compared to net income of $338,000, or $.05 per share for the third quarter of 2002.

           The Company amended its bank credit agreement, as a part of its routine treasury management, during the third quarter of 2003. Debt maturities were extended to January 1, 2005. Additionally, the Company received an interest refund of $311,000 associated with its tax-deferred debt for the first nine months of 2003. The variable interest rate for a sinking fund associated with the tax-deferred debt was adjusted to be in line with current market rates.

           Ronald J. Evans, president and chief executive officer, said, "The gradual improvement in order volume experienced in the second quarter held into the Company's third quarter ended September 30, 2003. As a direct result of cost-cutting measures implemented earlier in the year, the Company maintained profitability under adverse economic conditions. A continuation of downward pressure on selling prices due to the weak market and competitive conditions negatively impacted our galvanizing and coatings operations for the first nine months of 2003." Mr. Evans added, "We are still experiencing significantly lower market demand for galvanizing compared to last year, a reflection of the depressed conditions in the capital goods sector."

           North American Galvanizing is a leading provider of hot dip galvanizing and coatings for corrosion protection of fabricated steel products. The Company conducts its galvanizing and coatings business through a network of plants located in Denver, Hurst (Dallas/Fort Worth), Houston, Kansas City, Louisville, Nashville, St. Louis and the Tulsa area. Hot dip galvanizing provides metals corrosion protection for many product applications used in commercial, construction and industrial markets. Our home page on the internet is: www.nagalv.com.

           Cautionary Statement. Statements in this news release that are not strictly historical may be "forward looking" statements, which involve risks and uncertainties. These include economic and regulatory conditions, issues with suppliers, market demand, pricing and competitive factors, among others, which are set forth in the Company's Securities and Exchange filings.

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           NORTH AMERICAN GALVANIZING & COATINGS, INC. AND SUBSIDIARY
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                    UNAUDITED

                                                       THREE MONTHS ENDED        NINE MONTHS ENDED
                                                          SEPTEMBER 30              SEPTEMBER 30
                                                    -----------------------   -----------------------
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)        2003         2002         2003         2002
-----------------------------------------------     ----------   ----------   ----------   ----------
SALES                                               $    8,516   $    9,915   $   24,954   $   29,235

    Cost of sales                                        6,122        6,805       17,959       20,021
    Selling, general & administrative expenses           1,597        1,456        4,463        4,329
    Depreciation expense                                   717          765        2,188        2,264
                                                    ----------   ----------   ----------   ----------
TOTAL COSTS AND EXPENSES                                 8,436        9,026       24,610       26,614
                                                    ----------   ----------   ----------   ----------

OPERATING INCOME                                            80          889          344        2,621

    Interest (income) expense, net                        (109)         270          498          836

   Income (loss) from Continuing Operations
    before income taxes                                    189          619         (154)       1,785

    Income tax expense (benefit)                            99          227          (31)         678
                                                    ----------   ----------   ----------   ----------

INCOME (LOSS) FROM CONTINUING OPERATIONS                    90          392         (123)       1,107

Discontinued Operations:
    Loss on discontinued operations, net                   ---          (54)         (77)        (153)
    Loss on write-off of assets of
      discontinued operations, net                         ---          ---         (754)         ---
                                                    ----------   ----------   ----------   ----------

NET INCOME (LOSS)                                   $       90   $      338   $     (954)  $      954
                                                    ==========   ==========   ==========   ==========


NET INCOME (LOSS) PER COMMON SHARE
Continuing Operations:
     Basic                                          $     0.01   $     0.06   $    (0.02)  $     0.16

     Diluted                                        $     0.01   $     0.05   $    (0.02)  $     0.15

Discontinued Operations:
    Basic                                           $      ---   $    (0.01)  $    (0.12)  $    (0.02)

    Diluted                                         $      ---   $    (0.01)  $    (0.12)  $    (0.02)

Net Income (Loss):
    Basic                                           $     0.01   $     0.05   $    (0.14)  $     0.14

    Diluted                                         $     0.01   $     0.05   $    (0.14)  $     0.13
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